ZBB ENERGY ENTERS INTO $10 MILLION SECURITIES PURCHASE AGREEMENT WITH SOCIUS ENERGY CAPITAL GROUP
Investment will provide financial flexibility, as-needed access to capital

For Immediate Release

Milwaukee, WI — June 16, 2010 — ZBB Energy Corporation (NYSE Amex: ZBB), a leading developer of intelligent, renewable energy power platforms, today announced entering into a $10 million securities purchase agreement with Socius CG II, Ltd. (“Socius”) that will strengthen ZBB Energy’s ability to secure financing.  Under the agreement, ZBB has the right over a term of two years, subject to certain conditions, to require Socius to purchase in separate tranches up to $10 million of redeemable subordinated debentures and/or shares of redeemable Series A preferred stock.

The debentures bear interest at an annual rate of 10% and the shares of Series A preferred stock accumulated dividends at the same rate.  Both the debentures and the shares of Series A preferred stock are redeemable at the company’s election at any time after the one-year anniversary of issuance.  Neither the debentures nor the Series A preferred shares are convertible into common stock.  Shares of Series A preferred stock are not yet authorized. Upon authorization, any outstanding debentures will be automatically converted into shares of Series A preferred stock.

“The flexibility of this investment allows us to access capital only as needed,” said Eric Apfelbach, ZBB Energy’s President and Chief Executive Officer. “Upon closing of this agreement, ZBB will have cash and availability in excess of $14 million.  We now have the financial runway that will allow us, over the next two years, to accomplish the significant milestones in our business plan.”

With each tranche, Socius will receive two-year warrants to purchase shares of the company's common stock valued at 35% of the tranche amount. The exercise price of the warrants will equal the closing bid price of the company's common stock on the day prior to delivery of the tranche notice.  In addition, Socius will be entitled to exercise an additional investment right for 30 days after each tranche notice to purchase common stock valued at 100% of the amount of the tranche for a per share price equal to the exercise price of the warrants associated with the tranche.  Socius has the option to pay the purchase price for the warrant shares and the additional investment right shares in cash or with a four-year promissory note bearing a 2% annual interest rate.

Under the terms of the Agreement, ZBB Energy will pay Socius a commitment fee in the form of shares of common stock or cash.  The amount of the commitment fee will be $500,000 if it is paid in cash and $588,235 if it is paid in shares of common stock.  Payment of the commitment fee will occur 50% at the time of the first tranche and 50% at the time of the second tranche.

Funding under the agreement with Socius is subject to the satisfaction of a number of conditions, including the effectiveness of a registration statement with the Securities and Exchange Commission relating to the common stock and warrants issuable under the agreement.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE AMEX: ZBB) provides distributed intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. This platform solves a wide range of electrical system challenges in global markets for various types of sites with utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems ("ZESS POWR™"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices also located in Perth, Western Australia.

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including statements relating to ZBB’s growth, are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including historical volatility and low trading volume of our stock, the risks and uncertainties inherent in the early stages of growth companies, the company’s need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com